UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
October 17, 2012

Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)

Registrant's telephone number, including area code:
(408) 548-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On October 17, 2012, Finisar Corporation (the “Company”) gave notice of its voluntary early termination of the Credit Agreement dated October 2, 2009 by and among the Company, Optium Corporation and Wells Fargo Foothill, LLC, as amended (the “Credit Agreement”), to be effective October 31, 2012. The Company will not incur any material termination penalties as a result of the early termination of the Credit Agreement. The Company also maintains operating accounts with Wells Fargo, which will not be affected by the termination of the Credit Agreement.
The Credit Agreement provides for a $70 million revolving credit facility. Approximately $3.4 million in letters of credit and no borrowings are currently outstanding under the Credit Agreement. The Company determined to exercise its right to terminate the Credit Agreement early because it has no current need for the facility, the Credit Agreement was scheduled to terminate by its terms in approximately one year, and it believes that, in the event the Company were to require additional financing during this period, it will be able to obtain financing on reasonable terms from other sources.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 23, 2012
Finisar Corporation

By: /s/ Christopher E. Brown
Christopher E. Brown
Executive Vice President and Chief Counsel

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